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                                                                  EXHIBIT 10.9

                                                                  CONFIDENTIAL

                          [LETTERHEAD OF AMBRYX INC.]

May 25, 1999

Lubert Stryer, M.D.
843 Sonoma Terrace
Stanford, CA 94305

RE: EMPLOYMENT TERMS

Dear Lubert:

Ambryx, Inc., a Delaware corporation (the "Company"), is pleased to offer you the position of Chief Scientific Officer. Your Consulting Agreement with the Company of April 15, 1999, is amended as follows.

Commencing on July 1, 1999, you will serve as Chief Scientific Officer and will be responsible for such duties as are normally associated with such position. You will report to the Board of Directors (the "Board") and will be subject to the direction and policies from time to time established by the Board. You will also serve as a director of the Corporation. You will work at our facility located in San Diego and will devote not less than 95 days annually to your duties as the Chief Scientific Officer of the Company, at least 48 of such days to be spent at the Companies facilities in San Diego.

During the term of your employment as Chief Scientific Officer, you shall receive a base salary of $175,000 per year, payable in regular periodic payments in accordance with Company policy, less payroll deductions and all other required withholdings. You will maintain your health insurance through Stanford University, but the Company will reimburse you for the documented costs of maintaining such insurance during the term of your employment with the Company. You will also be eligible for bonuses as shall be determined by the Board, including bonuses for the closing of corporate partner collaborations. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

During your employment you shall be permitted to serve on the board of directors of commercial and charitable organizations, provide additional consulting and management services, and to make investments which are not directly related to the primary business and affairs of the Company, do not conflict with your obligations to the Company as described herewithin, nor substantially diminish the amount of time you spend with the Company, for which you may receive compensation. Prior to joining the board of directors of any such commercial organization, you will notify the other members of the Board of the Company to request approval


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of such activity, which shall not be unreasonably denied. Your current consulting relationships with other companies are listed in Schedule A.

Your employment with the Company will be at-will in that you may terminate your employment with the Company at any time and for any reason whatsoever and likewise, the Company may terminate your employment at any time and for any reason whatsoever; provided, however, the Company shall give you sixty
(60) days prior written notice. If your employment is terminated, your Consulting Agreement with the Company of April 15, 1999 shall stay in effect unless separately terminated.

Please sign and date this letter, and return it to me as soon as possible if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

AMBRYX, INC.

By: /s/ Paul Grayson
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        Paul Grayson
        President and Chief Executive Officer

ACCEPTED BY:

    /s/ Lubert Stryer, M.D.
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        Lubert Stryer, M.D.

          May 28, 1999
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   Date